Exhibit 99.1

TRANSCOASTAL COMPLETES THE SALE OF ANC HOLDINGS, ELIMINATING $1.5M IN DEBT AND AMENDS ITS ARTICLES OF INCORPORATION

DALLAS, July 3, 2013 – TransCoastal Corporation (formerly Claimsnet.com Inc.) (OTC Bulletin Board: CLAI) announced today that as of June 27, 2013, TransCoastal completed their disposition of ANC Holdings, Inc. a wholly owned subsidiary of the corporation. The cashless transaction allows TransCoastal to eliminate $1.5 million in debt and other assets and liabilities associated with the medical claims processing subsidiary. Stuart Hagler, Chief Executive Officers added “This transaction will help to strengthen our balance sheet, and free us up to pursue our core business”.

TransCoastal has filed two amendments to its articles of incorporation with the Delaware Secretary of State effective July 1, 2013. The first amendment effectuated a 200 to 1 reverse stock split to the holders, as of May 9, 2013, of its equity stock. The second amendment changed the corporations name from Claimsnet.com, Inc. to TransCoastal Corporation and increased the total number of the corporation's authorized equity stock to 275,000,000 shares with 250,000,000 of the shares being designated as common stock and the remaining 25,000,000 being designated as preferred stock.

TransCoastal Corporation is a Dallas based oil and gas exploration company focusing its efforts in the state of Texas. For further information on the Company, please visit our website www.TransCoastal.net:

Regarding Forward-Looking Statements

This news release contains "forward-looking statements" (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the company's success in drilling, the company's ability to fund the company's planned capital investments; the company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). Investors are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

For Further Information Please Contact:

Derrick May, Financial Analyst

Email at derrick@transcoastal.net

Phone 972-818-0720